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                                                                    EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

            THIS AGREEMENT made this 23 day of November, 2003, by and between CHARLES VANELLA, individually and as Trustee of the Charles Vanella Revocable Living Trust ("Trust") ("Seller") and WALL ST. ACQUISITIONS, INC. ("Buyer").

                                    RECITALS:

            The following is a recital of facts underlying this Agreement:

            Trust is the legal and beneficial owner of Forty (40) shares (the "Shares"), representing one hundred (100%) percent of the issued and outstanding shares of capital stock of Eugene Welding Co. ("EWCO"), a Michigan corporation.

            Seller has agreed to sell, and Buyer has agreed to buy, the Shares, as well as any and all dividends now owing or hereafter to be declared thereon, on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

            1. SALE AND PURCHASE. Seller shall sell and convey to Buyer, and Buyer shall buy from Seller, the Shares, subject to the terms and conditions of this Agreement.

            2.    A.    PURCHASE PRICE AND PAYMENT. Buyer shall pay One Million
                        Eighty-Five Thousand Four Hundred Fifty 00/100
                        ($1,085,450.00) Dollars (the "Purchase Price") for the
                        Shares. The Purchase Price shall be paid as follows:

                        (i) Seven Hundred Thirty-Five Thousand Four Hundred Fifty and 00/100 ($735,450.00) Dollars in cash, by cashier's check or wire transfer at Closing; and

                        (ii) The balance of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars in the form of common shares of stock of Buyer (the "Share Consideration") valued based on the price per share for those shares (the "Private Placement Shares") sold by Buyer during its private placement of shares occurring between the date hereof and Closing. (For example, if the Private Placement Shares are sold for Five and 00/100 [$5.00] Dollars per share, Seller will receive seventy thousand [70,000] common shares of Buyer's stock.)

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                  B.    SHARE CONSIDERATION. Seller understands and acknowledges
                        that Buyer is planning to merge with and into a "public shell" upon or shortly following Closing. Upon such merger, Seller shall receive the same treatment as all other similarly situated stockholders of Buyer, which would likely mean the exchange of the Share
                        Consideration for shares in the public shell. In that event, the shares held by Seller will be subject to Rule 144 of the Securities Act and the restrictions on transfer as set forth therein.

            3. CLOSING. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Howard & Howard Attorneys, P.C., 39400 Woodward Avenue, Suite 101, Bloomfield Hills, Michigan 48304-5151, on or before December 31, 2003, or as soon thereafter as the conditions precedent contained in this Agreement have been satisfied, but if the conditions precedent have not been satisfied and or waived by the applicable party in writing, the Agreement shall terminate, as provided in Section 12, on January 31, 2004 (the Closing Date"). Buyer may, at its option, accelerate the Closing Date upon five
(5) days prior written notice to Seller, subject to the satisfaction of the Seller's conditions precedent. The Seller may, at its option, in the event that a judgment is entered against Seller or EWCO in a certain lawsuit involving the Loznak family and the Seller's purchase of the Shares from them, accelerate the Closing Date upon twenty (20) days prior written notice to Buyer, and Buyer shall either close on the transaction upon the tenth day regardless of the satisfaction of the conditions precedent or terminate the Agreement, in which case neither party shall have any further liability or responsibility to the other under the Agreement.

                  A.    ACTIONS BY SELLER. At Closing, Seller shall deliver to
                        Buyer:

                        (i) The Shares, free and clear of all liens and encumbrances thereon of every kind or nature, duly endorsed in blank for transfer, or accompanied by stock powers duly executed in blank or an executed assignment separate from certificate;

                        (ii) The right to possession, to the extent that Seller has or can obtain possession, of all keys, locks, safe deposit boxes, safe combinations and other similar items which Buyer shall require to obtain full occupation and control of EWCO's assets and properties;

                        (iii) The written blanket resignations of all officers
                              and directors of EWCO (except that Seller shall continue as a director and shall have, following Closing, the officer title of President);

                        (iv) The right to possession, to the extent that Seller has or can obtain possession, of all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, customer lists, files and other documents, instruments and paper (whether existing on paper, film or other media or in electronic form) belonging to

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                              EWCO, and shall cause full possession and control
                              of all the tangible and intangible assets and properties of EWCO of every kind and nature, to be accessible by Buyer;

                        (v) The Employment Agreement referred to in Subparagraph 7K of this Agreement;

                        (vi) The certificate required by Subparagraph 9A of this Agreement; and

                        (vii) Those other Closing certificates or documents
                              which Buyer or its counsel may reasonably request.

                  B. ACTIONS BY BUYER. At Closing, Buyer shall deliver, or in the case of Subparagraph 3B(iii) shall cause EWCO to deliver, to Seller:

                        (i) Cashier's check or wire transfer of funds in the amount required by Subparagraph 2A of this Agreement;

                        (ii) Those shares of common stock of Buyer representing the Share Consideration;

                        (iii) The Employment Agreement referred to in
                              Subparagraph 7K of this Agreement;

                        (iv) Appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated by this Agreement, including resolutions duly adopted by Buyer approving the transactions contemplated by, and authorizing the execution, delivery and performance by Buyer, of this Agreement; and

                        (v) Such other Closing certificates or documents as Seller or his counsel may reasonably request.

            4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

                  A. GOOD STANDING. EWCO is a corporation duly organized, existing and in good standing under the laws of the State of Michigan, has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except for Tennessee in which EWCO has not registered and in which EWCO maintain a sales office and employee as salesman for the solicitation of orders in Tennessee.

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                  B.    BYLAWS, MINUTE BOOKS AND RECORD BOOKS. Seller shall make
                        available for inspection at any reasonable time by Buyer's duly authorized representative the bylaws, minute books and record books of EWCO which Seller, during Seller's period of owning the Shares, has maintained as true, accurate and complete including through the Closing Date. Seller does not represent the completeness or accuracy of the minute books and record books of EWCO for periods outside the Seller's ownership of the Shares. All corporate action taken by EWCO during Seller's period of ownership of the Shares has been duly authorized in accordance with the bylaws of EWCO. In addition, copies of any minutes of any meetings held or of documents otherwise constituting corporate action by EWCO subsequent to the execution of this Agreement shall be properly recorded and shall be promptly furnished to Buyer upon request.

                  C. SUBSIDIARIES. EWCO has no subsidiary or parent corporation and no material aspect of the businesses of EWCO is currently conducted through any (and there is no) entity affiliated with EWCO or Seller, nor is any asset comprising any portion of EWCO's business owned by any such entity.

                  D. COMPETING INTERESTS. Except for the ownership of less than a one (1%) percent interest in securities of corporations the shares of which are publicly traded, neither EWCO nor Seller and, to Seller's Knowledge, none of EWCO's directors, officers or employees who report directly to Seller, owns, directly or indirectly, any interest or has any investment or profit or other financial or economic participation in any corporation or other entity which is a competitor of or which otherwise, directly or indirectly, does business with EWCO.

                  E. CAPITAL STOCK. EWCO has the following authorized capitalization and shares issued and outstanding:

AUTHORIZED                            TREASURY       PREFERRED
 CAPITAL     ISSUED AND OUTSTANDING    SHARES         SHARES
  5,000             40 common           None           None

                        All of the outstanding shares identified as issued and outstanding (which constitute the Shares) have been duly authorized and validly issued and are fully paid and nonassessable. One Hundred (100%) percent of the Shares are owned by Seller. All treasury shares have been cancelled and constitute authorized but unissued shares.

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                  F.    STOCK. The Shares are, and on the Closing Date shall be,
                        unencumbered and owned legally and beneficially by Seller with the lawful right, power and title of Seller to sell, transfer, assign, convey and deliver the Shares to Buyer free and clear of any liens, claims, encumbrances or restrictions of any kind or nature whatsoever. On the Closing Date, the Shares shall constitute all of the outstanding equity interests in EWCO. Upon delivery to Buyer, the Shares shall be free and clear of all voting and other trust arrangements, liens, claims, charges and encumbrances.

                  G. RIGHT TO PURCHASE OR ACQUIRE. No one now has, nor on the Closing Date shall have, any equity or rights by way of warrant, option, subscription, rights of exchange, plans, contract or otherwise to purchase or otherwise acquire (nor is EWCO obligated to issue) any portion of the Shares or other capital stock or securities or assets of EWCO to any person or entity, other than Buyer under this Agreement.

                  H. FINANCIAL CONDITION. Schedule 4H consists of copies of EWCO's financial statements (including balance sheets and the related statements of income, stockholders' equity and cash flows) for the fiscal years ended December 31, 2001 and December 31, 2002, the period ended June 30, 2003, the period ended September 30, 2003 and any interim monthly financial statements generated from and after the date hereof which shall thereupon become part of Schedule 4H (all of which are collectively referred to as the "Financial Statements"). To Seller's Knowledge, the Financial Statements:

                        (i) Are true, complete and correct in all material respects;

                        (ii) Fairly present the properties, assets, financial position and results of operations of EWCO as of the respective dates and for the respective periods stated above; and

                        (iii) Have been prepared pursuant to and in accordance
                              with generally accepted accounting principles applied on a consistent basis.

                        To Seller's Knowledge, for the respective dates and for the respective periods stated in the Financial Statements, all inventories reflected in the Financial Statements have been valued in the aggregate at cost, with cost determined using the first-in, first-out method; adequate provision has been made in the Financial Statements for doubtful accounts contested as to existence or amount or doubtful as to collectibility; and sales are stated in the Financial Statements net of discounts, returns and allowances. Seller further represents and warrants to Seller's Knowledge that EWCO has not had and does not

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                        have any liability or obligation, whether accrued,
                        absolute, or contingent, arising out of transactions entered into or any state of facts existing as of the dates of the Financial Statements, except to the extent reflected therein or on any Schedule attached hereto, and except for contractual or other obligations of performance (other than obligations arising by reason of a default in performance) not required to be reflected in the Financial Statements under generally accepted accounting principles consistently applied. To Seller's Knowledge, no provision in the Financial Statements is necessary, under generally accepted accounting principles, for liability on account of product warranties or with respect to the design, development, manufacture or sale of defective products or the delivery of faulty services. To Seller's Knowledge, any items of income or expense which are unusual or of a nonrecurring nature are separately disclosed in the Financial Statements.

                  I. NO DIVIDENDS, SPLITS AND CALLS. With the exception of S Corporation tax distributions made by EWCO to the Seller, since the date of June 30, 2003, EWCO has not declared or paid any cash dividend nor any stock dividend nor declared to be made any stock distribution or authorized the creation of or issued or authorized or effected any stock split or any securities convertible into stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its stock or agreed to take any such action, and through the Closing Date Seller and/or EWCO shall not cause, authorize, take or permit any of the foregoing actions, without Buyer's prior written consent, except for the distribution to the Seller of a certain note receivable describe in
                        Section 4W which may be distributed by EWCO to the Seller prior to the Closing Date, and for which Seller shall bear all tax obligations, if any, of Seller and EWCO relating to such distribution.

                  J. ABSENCE OF MATERIAL CHANGE. To Seller's Knowledge, except as described in Schedule 4J, any other Schedule or in the Financial Statements, since June 30, 2003, there have not been any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations, or net worth of EWCO; its business affairs have since such date been conducted in the same manner as theretofore conducted and in the usual and ordinary course, including payment of all expenses and other obligations in the usual and ordinary course; after the close of business on such date no transaction has taken place or contract entered by EWCO other than in the usual and ordinary course of business; and specifically, without limitation of the foregoing, since such date no material sales, removals, transfers or deliveries of inventory (other than shipments of inventory in the usual and ordinary course of business consistent

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                        with past practices), machinery, fixtures or other
                        tangible or intangible assets of any nature have been made.

                  K. NO MATERIAL LOSS. Since June 30, 2003, there have not been any material casualties affecting EWCO or material loss, damage or destruction to any of its properties or assets.

                  L. CONTRACTS. To Seller's Knowledge, since June 30, 2003, EWCO has not:

                        (i) Raised salaries, hourly rates or the rate of bonuses or commissions or other compensation of its personnel or agents, except for normal increases therein consistent with past practice;

                        (ii)  Materially varied insurance coverage;

                        (iii) Entered into (other than in the ordinary course of
                              business), materially amended or terminated any material contract, agreement, franchise, permit or license, except as described on Schedule 4L;

                        (iv) Compromised, released or settled any accounts receivable or other claims against other persons, or forgiven any debt owed to EWCO, except as described on Schedule 4L; or

                        (v) Agreed to do any of the foregoing, except for any agreement regarding the distribution of the Seller's note receivable described in Section 4W, and for which Seller shall bear all tax obligations, if any.

                  M. UNDISCLOSED MATERIAL LIABILITIES. Except with respect to liabilities incurred in the usual and ordinary course of EWCO's business and liabilities disclosed in any Schedule to this Agreement, Seller does not have Knowledge of any fact, circumstance or condition which might reasonably give rise to any material liability to EWCO of any kind or nature whatsoever which is not adequately reflected or specifically disclosed in the Financial Statements, except for the liability of EWCO in the amount of One Hundred Forty-Four Thousand and 00/100 ($144,000.00) Dollars relating to the recently concluded arbitration involving Seller.

                  N. TAX LIABILITY. Schedule 4N shall contain copies of all tax returns, including any amendments thereto, filed on behalf of EWCO since January 1, 2001, along with the dates on which each of those returns was filed. To Seller's Knowledge, EWCO has, and on the Closing Date shall have, properly, timely and accurately filed any and all tax

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                        returns and governmental reports which are required to
                        be filed in all required jurisdictions; has properly paid, and shall have properly paid on the Closing Date, all amounts which have become or shall become a liability or lien (except liens for taxes not yet due), including but not limited to, all amounts as shown on said returns and/or reports and also on all assessments and all notices of deficiency or assessment; and has not, and prior to the Closing Date shall not have, without the written consent of Buyer, executed or agreed to any waivers of rights or statutes of limitations on any claims against it or on the right of any taxing or governmental authority to assess additional taxes or claims or to contest the income or loss reported with respect to any tax period.

                  O. FULL DISCLOSURE. Seller does not have Knowledge of any untrue or materially misleading statements made by Seller in connection with this Agreement, or of any events, transactions or other facts not disclosed in writing to the Buyer which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a material adverse effect on the general affairs, business, prospects, properties, financial position, results of operations or net worth of EWCO.

                  P. GOOD TITLE. EWCO has a valid leasehold interest in all leases of personalty, has good and transferable title to all personalty of any kind or nature included among its assets, and has a valid legal right to use all other personalty used by it in its business, and to Seller's Knowledge, all of the personalty included among its assets are free and clear of all liens, encumbrances, claims or other conditions affecting title or use except for liens described in Schedule 4P.

                  Q. CONDITION OF ASSETS. To Seller's Knowledge, except as listed on Schedule 4Q, all buildings and improvements and all of the machinery and equipment owned or used by EWCO are in good repair and reasonable operating condition (given their age and normal wear and tear) and are adequate to carry on EWCO's business as presently conducted.

                  R. TITLE TO AND CONDITION OF REAL PROPERTY. EWCO owns no real property. Schedule 4R contains a copy of the applicable leases of real property leased by EWCO ("Leases"). The Leases are valid and enforceable and neither EWCO nor the landlord is in default of the Leases. To Seller's Knowledge, the properties, the use of such properties and the conduct therein of the business of EWCO do not violate any law, rule or regulation of any governmental authority, including but not limited to environmental laws, zoning ordinances and building codes. The properties are served by utilities, including but not limited to water, sewage, gas, waste disposal, electricity and

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                        telephone, and Seller is not aware of any inadequacies
                        with respect to such utilities. To Seller's Knowledge, no governmental authority having jurisdiction over the properties has given any notice of a possible future imposition of special assessments affecting such properties or the exercise of the power of eminent domain.

                  S. ENVIRONMENTAL. Except as disclosed in Schedule 4S and except as to matters described in the 2001 Phase I and II environmental assessment reports, the 2001 drain sampling report, the 2001 Michigan site delisting request, or the baseline environmental assessment all prepared by ASTI for EWCO, to Seller's Knowledge EWCO currently is, and during the period of time Seller has owned the shares has been, in compliance with all local, state and federal laws and regulations regulating the use, storage, transportation or disposal of hazardous materials.

                  T. LIST OF CUSTOMERS AND CONTRACTS. Schedule 4T-1 lists the ten (10) largest customers of, and Schedule 4T-2 lists the ten (10) largest suppliers to, EWCO during the twelve (12) months ended December 31, 2002, and the nine
                        (9) months ended September 30, 2003 (stating for each the dollar volume of the sales or purchases, as the case may be and the products sold or bought). Schedule 4T-3 shall list and include copies of (if in writing), all of the existing contracts and commitments of EWCO of any kind or nature whatsoever whether written or unwritten involving consideration in excess of $25,000 or the performance of which will not be complete within one year from the date of this Agreement (including, without limiting the generality of the foregoing, all collective bargaining agreements; leases; notes and all other evidences of indebtedness; mortgages; guarantee agreements; pension, stock option, stock purchase, bonus, profit sharing and other employee or executive welfare or benefit plans or agreements; sales representation and distribution agreements; purchase orders and commitments; product warranties; and powers of attorney), except only:

                        (i) each contract with a customer made (a) in the usual and ordinary course of business on or after the date hereof, or (b) prior to the date hereof whereby EWCO is obligated to deliver less than Twenty Five Thousand and 00/100 ($25,000.00) Dollars in invoice value of finished goods in each transaction or series of related transactions; and

                        (ii) each purchase commitment made (a) in the usual and ordinary course of business at prevailing prices on or after the date hereof, or (b) prior to the date hereof which is not in excess of Twenty Five Thousand and 00/100 ($25,000.00) Dollars in each transaction or series of related transactions;

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                              The forms of written purchase and sales orders
                              used by EWCO are also included as part of Schedule 4T-3.

                  U. VALID OBLIGATION. To Seller's Knowledge, except as otherwise indicated, all of the agreements, contracts and commitments listed in Schedule 4T-3 and all of the agreements, contracts and commitments not required to be listed by reason of clauses (i) or (ii) of Subparagraph 4T are valid and binding obligations of the parties thereto in accordance with their respective terms and there has occurred no event which would constitute any breach of or default in any provision of any such agreement, contract or commitment or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of EWCO or which would give rise to any such liabilities upon the giving of notice or lapse of time. No information has been brought to the attention of Seller which might reasonably lead Seller to believe that any such customer or supplier intends to alter in any material respect the amount of such customer's or supplier's dealings with EWCO, or would alter in any material respect those dealings in the event of the consummation of the transactions contemplated hereby.

                  V. LAWFUL OPERATION. To Seller's Knowledge, all of EWCO's transactions have been conducted on an arms-length basis. No portion of EWCO's sales or other ongoing business relationships is dependent upon the friendship or the personal relationships (other than those customary within business generally) of Seller or any of EWCO's officers, directors or other key employees. To Seller's Knowledge, no employee of EWCO has violated the published business policies of any third party with respect to gifts, services or corporate business practices.

                  W. RELATED LOANS. Except as described in Schedule 4W, EWCO does not have outstanding loans or other advances directly or indirectly to or from any stockholder, any officer, director or employee of EWCO or any entity in which Seller has a direct or indirect interest, other than travel advances and business or entertainment expenses in the usual and ordinary course of business, and the note receivables of EWCO in the current amount of $2,933,144 as of September 30, 2003 due EWCO from Seller ("Seller Receivable"). The Seller shall at any time prior to the Closing Date distribute the Seller Receivable to Seller and upon such distribution, the Seller Receivable will terminate and be of no further effect, and Seller shall bear any and all tax obligations of Seller and EWCO relating to such distribution.

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                  X.    COMPLIANCE. To Seller's Knowledge and except as
                        described in Subparagraph 4M, EWCO, with regard to its business, assets, business practices and products, has complied with all applicable laws, regulations, orders and other requirements of governmental authorities, except where such noncompliance does not have a material adverse effect; is not subject to any judicial governmental or administrative order, judgment or decree; and no investigation, governmental or administrative proceeding or other litigation of any kind or nature to which it may be a party is now pending or threatened. To Seller's Knowledge EWCO has obtained all governmental licenses, permits, approvals, authorizations, exemptions, classifications and certificates material to the conduct of EWCO's business or to the ownership of its properties (collectively referred to herein as "Licenses"). Schedule 4X shall list and include copies of all Licenses. To Seller's Knowledge, except for normal returns (consistent with past experiences of EWCO), there is no liability of EWCO on account of product warranties or arising out of working conditions in the manufacture or sale of products or with respect to the manufacture or sale by Seller of defective products or with respect to services performed.

                  Y. LABOR LAW COMPLIANCE. Except as described in Schedule 4Y, no employees of EWCO are represented by a union or other labor organization; to Seller's Knowledge, EWCO has complied with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice, except where such noncompliance does not have a material adverse effect; neither Seller nor EWCO has received notice of any charge or complaint alleging unfair labor practices against EWCO filed with the National Labor Relations Board; since January 1, 2001 there has been no labor strike, slowdown or stoppage and neither EWCO nor Seller has received notice that any such action is pending or threatened against or affecting EWCO; to Seller's Knowledge, no representation question exists respecting the employees of EWCO; neither Seller nor EWCO has received notice of any charge or grievance or arbitration proceeding against EWCO arising out of or under a collective bargaining agreement and to Seller's Knowledge, no basis therefor exists; except under the collective bargaining agreement disclosed in Schedule 4Y and as may be required by law, no agreement which is binding on EWCO, other than its real property lease, restricts it from relocating or closing any of its operations; and EWCO has not experienced any work stoppage since January 1, 2001. There are no employee benefit plans currently maintained by EWCO which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than those which shall be listed and included as part of

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                        Schedule 4T-3. To Seller's Knowledge, each of such plans
                        complies in all respects with the Internal Revenue Code of 1986, as amended, and ERISA and the regulations thereunder. Except as disclosed in Schedule 4Y, the value of all accrued benefits are fully funded by the assets of such plans. Schedule 4Y shall include copies of the most recent trustee reports with respect to each such plan. Except as disclosed in Schedule 4Y, no "employee welfare benefit plans" and "employee pension benefit plans" (within the meaning of Section 3[1] and 3[2], respectively, of ERISA) of EWCO have been terminated since January 1, 2001. Schedule 4Y shall include, to the extent required to be prepared and furnished to participants, copies of all Internal
                        Revenue Service "determination letters" received by EWCO for each plan.

                  Z. CONDITION OF INVENTORY. Except as set forth in Schedule 4Z and on the Financial Statements, to Seller's Knowledge, all of the inventories (including raw materials, work in process and finished goods) of EWCO are in good condition, nondefective, and are usable in the business of EWCO and, as to finished goods, are saleable in the usual and ordinary course of EWCO's business as conducted as of the date hereof, given customary inventory turn experience.

                  AA. RECEIVABLES. Schedule 4AA shall list all receivables written off doubtful as to collection or as to which a reserve has been provided since December 31, 2002. Except the receivables listed on Schedule 4AA, to Seller's Knowledge, all of EWCO's receivables existing as of Closing (i) arise out of completed, bona fide sales and deliveries of goods or services by EWCO in the ordinary course of business and in accordance with the terms and conditions of all related purchase orders, contracts or other documents, and (ii) are fully collectible given reasonable collection efforts by Buyer or EWCO, including discounts, material offsets, disputes, deductions or defenses, but excluding normal returns (based on and consistent with past experiences of EWCO).

                  BB. PERSONAL PROPERTY. Schedule 4BB-1 shall list all of the tangible personal property and the ownership thereof which is either owned or used by EWCO except for (i) items of finished inventory, work in process and raw materials, (ii) items having an initial cost of Five Thousand and 00/100 ($5,000.00) Dollars or less, (iii) items listed on Schedule 4BB-2 and (iv) items to be acquired after the date hereof to the extent the acquisition thereof is not prohibited under Paragraph 7 hereof. Except as described in Schedule 4BB-1, to Seller's Knowledge, all tangible personal property owned or used by EWCO is situated at the business premises of EWCO and is currently used by EWCO in connection with EWCO's business. Schedule 4BB-2 shall list or describe all tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which EWCO is responsible, and to Seller's Knowledge, all such property is in the actual possession of EWCO and is in such physical condition that upon return of such property in its present condition to its owner, EWCO shall not be liable in any amount to such owner as a result of such condition. Seller shall make available to Buyer upon request copies of all written agreements relating to the property listed on Schedule 4BB-2.

                  CC. INTELLECTUAL PROPERTY. Except as set forth on Schedule 4CC, EWCO owns no copyrights, patents, invention disclosures, trademarks, service marks, whether registered or at common law, applications therefor that are pending or in the process of preparation. To Seller's Knowledge, EWCO has not received notice that it has or is now conducting its business in a manner which is in violation of the intellectual property rights of another. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how" and other like data of EWCO are presently, and shall remain, at EWCO's premises.

                  DD. EMPLOYEES. Schedule 4DD-1 shall set forth the names, positions and annual salaries of all officers and other non-hourly rated employees of EWCO receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of Thirty Thousand and 00/100 ($30,000.00) Dollars, together with the amount of bonuses and description of agreements or arrangements, both oral and written, formal or informal, for commissions and other compensation or benefits of any nature to be paid or provided to any such persons pursuant to agreement or custom or present understanding. Except for the life insurance policies described on Schedule 4DD-1, there are no insurance policies on the lives of any of such officers or such other persons, other than under EWCO's group policies, the premiums of which have been paid or contributed by EWCO. Schedule 4DD-1 shall also include copies of the written employment agreements for the employees identified. Schedule 4DD-2 shall list any officer or other key employee of EWCO who terminated employment with EWCO since January 1, 2001. Seller has no Knowledge that any key employee (including Seller) is considering the termination of employment. Except as specifically identified on Schedule 4DD-1, all of EWCO's employees are employed on an "at-will" basis.

                  EE. INSURANCE. Schedule 4EE shall contain a full and complete list of all policies of insurance insuring the real and personal property of EWCO and policies insuring EWCO against risks. To Seller's

                        Knowledge, all of the policies of insurance described therein (copies of which are to be delivered as part of Schedule 4EE) are in full force and effect as stated therein and the premiums therefor have been paid as they became due and payable.

                  FF. LITIGATION. Except as set forth on Schedule 4FF, there is no litigation or proceeding pending, or to Seller's Knowledge threatened against or relating to EWCO, its properties or business, nor does Seller know of any basis for any such action, or of any governmental investigation relative to EWCO, its properties or business.

                  GG. LAWFUL EXECUTION. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein, and this Agreement and any ancillary document executed by Seller has been duly executed and delivered by Seller and is a valid and legally binding obligation of Seller and is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors rights generally and by general equitable principles (regardless of whether considered in a proceeding at law or in equity). The execution of this Agreement or the consummation of the transaction contemplated herein will not result in a breach or a default under an agreement contract, order or judgment or other document to which Seller or EWCO is a party or to which Seller's or EWCO's properties or assets are subject.

                  HH. POWER TO SELL. Seller has complete and unrestricted power to sell, assign and deliver to Buyer good and unencumbered marketable title to the Shares, and at the Closing, such title shall vest in Buyer.

            The phrase "Seller's Knowledge" (or any similar variation) shall mean (i) that information actually known to Seller, and (ii) that information which a reasonable and prudent, informed chief executive officer would, under the circumstances, be aware of.

            5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

                  A. DULY ORGANIZED. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

                  B. LAWFUL EXECUTION. Buyer now has, or will have at Closing, full corporate power to execute, deliver and enter into this Agreement and to consummate the transactions contemplated herein, and neither the execution of this Agreement nor the consummation of the transactions contemplated herein shall constitute or cause a breach or violation of the charter or bylaws of Buyer or of any covenants or obligations binding it or affecting any of its properties.

                  C. AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated. This Agreement has been duly executed and delivered by Buyer and constitutes (and will constitute) a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and by general equitable principles (regardless of whether considered in a proceeding at law or in equity). The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by it will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

            6. SURVIVAL OF AGREEMENTS AND REPRESENTATIONS. The agreement referred to in Subparagraph 7K shall survive the Closing in accordance with its terms. The representations, warranties and other agreements herein contained shall survive the Closing and, notwithstanding any investigation (which does not clearly reveal a breach of representation or warranty) by a party hereto, shall continue in full force and effect for a period of twelve (12) months after the Closing. The Seller shall have no liability (for indemnification or otherwise) for breach of any covenant, obligation, representation or warranty, unless the Buyer, in good faith, notifies the Seller in writing of the claim specifying the factual basis for the claim in reasonable detail on or before the expiration of the eighteen (18) month period from Closing. Notwithstanding the foregoing, the representations and warranties contained in Subparagraphs 4E and 4F shall forever survive the Closing and shall remain in full force and effect.

            7. SELLER'S OBLIGATION PRIOR TO CLOSING. Seller covenants and agrees that after the date hereof until Closing:

                  A. CONDUCT OF BUSINESS. Seller shall cause EWCO to carry on its business in a good and diligent manner consistent with prior practice in the usual and ordinary course, shall not introduce any new method of management or operation, shall consult with Buyer on a regular basis with respect to all decisions which might materially affect the business or the assets of EWCO and shall use reasonable efforts to preserve EWCO's business organization intact and conserve the goodwill and relationships of its customers, suppliers and others having business relations with it and to retain the services of all officers, employees, agents and representatives.

                  B. MAINTAIN EXISTENCE. Seller shall maintain the corporate existence of EWCO in good standing in the State of Michigan and in each jurisdiction in which it is qualified to do business.

                  C. EMPLOYEE COMPENSATION. Except with Buyer's prior written consent or as described in Schedule 4L with respect to normal increases consistent with past practice, no increase shall be made in the compensation or rate of compensation payable or to become payable to the employees of EWCO and no new bonus, profit sharing, retirement, insurance, death benefit, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any of such employees, and no agreement or plan with respect to the same shall be adopted or committed to.

                  D. NEW CONTRACTS. Except with Buyer's prior written consent, neither Seller nor EWCO shall waive any material right or cancel, compromise or release any material contract, debt or claim, or assume or enter into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale except contracts for the sale or purchase of goods or services in the usual and ordinary course. For purpose of this Subparagraph 7D, all indebtedness for borrowed money, and commitments or agreements having a duration in excess of three (3) months (other than sales contracts with customers in the usual and ordinary course of business), are deemed to be material and not in the usual and ordinary course of business.

                  E. DISPOSITIONS. Except with Buyer's prior written consent, neither Seller nor EWCO shall acquire or dispose of any capital asset having an initial cost of Three Thousand and 00/100 ($3,000.00) Dollars or more.

                  F. ENCUMBRANCES. Except with Buyer's prior written consent, Seller shall not cause EWCO to enter into or assume any mortgage, pledge, conditional sale contract, security agreement or title retention agreement, or permit any lien, encumbrance or claim of any kind to attach to any of EWCO's assets, whether now owned or hereafter acquired.

                  G. INVENTORY. Seller shall not cause EWCO to materially alter the physical contents or character of any of EWCO's inventories so as to affect the nature of its business or result in a change in the total dollar valuation thereof other than as a result of transactions in the usual and ordinary course of business.

                  H.    AFFIRMATIVE OBLIGATIONS. Seller shall:

                        (i) cause EWCO to maintain and keep in existing condition, consistent with past practice, all of EWCO's buildings, offices, shops and other structures, and keep all machinery, tools, equipment, fixtures and other property in the same condition, repair and working order as existing at the date hereof subject to normal wear and tear;

                        (ii)  not merge or consolidate EWCO with any
                              corporation, business or other entity or cause EWCO to acquire any asset of any other corporation, business or other person (other than inventory in the usual and ordinary course of business of EWCO or as otherwise specifically permitted by this Agreement);

                        (iii) not do any act or omit any act or permit any
                              omission to act, within Seller's control, which shall cause a breach or default in any of EWCO's contracts, commitments or obligations;

                        (iv) from the date hereof until Closing, afford Buyer, its counsel and accountants, full access during normal business hours and on reasonable notice to all of EWCO's plants, offices, properties and records including such access as may be necessary to allow Buyer at its expense to make an audit or otherwise satisfy itself of the accuracy of the representations contained in this Agreement and that the conditions contained in this Agreement have been satisfied or complied with and Seller shall furnish documents and all such other information concerning EWCO's properties and business as Buyer may reasonably request; provided, however, that any investigation or inquiry made by Buyer (which does not clearly reveal a breach of a representation or warranty) shall not affect the representations and warranties contained in this Agreement or their survival of the Closing; and

                        (v) shall continue to carry EWCO's existing insurance, subject to variations in amounts required by ordinary operations of the business through Closing.

                  I. EXISTING AGREEMENTS. Seller shall not materially modify, amend, cancel or terminate any of EWCO's existing contracts or agreements, or agree to do so, without Buyer's prior written consent, except as may occur in the ordinary course of EWCO's business or which is specifically permitted under this Agreement.

                  J. REPRESENTATIONS. Seller shall not take any action or omit to take, any action within Seller's reasonable control to the extent such action or omission might result in any representation or warranty contained in this Agreement being inaccurate or incorrect in any material respect on and as of the date of Closing.

                  K. EMPLOYMENT AGREEMENT. At the Closing, Seller shall execute an Employment Agreement in the form attached hereto as Exhibit 7K. Buyer shall cause EWCO to execute that agreement at Closing.

                  L. EXCLUSIVITY. Seller shall use all reasonable efforts to prevent the disclosure of any of the terms or conditions hereof by Seller to any person other than the employees, agents and representatives of EWCO that have a need to know of the transaction, Seller's legal, accounting and tax professionals, and to those persons that are anticipated by the terms of this Agreement, such as by way of example, those persons informed of the transaction through Seller's participation in the Buyer's capital raising efforts, and as long as this Agreement shall remain effective, Seller shall not negotiate with any other person with respect to the sale of the Shares or the assets of EWCO.

                  M. CHANGEOVER ASSISTANCE. Prior to Closing, Seller shall provide Buyer with access to EWCO's managerial employees employed in connection with the operations of EWCO to assist Buyer in all reasonable manner with its investigations, preparation for Closing and the planning for and implementation of the transition of ownership and operations. Buyer shall schedule its activities and requirements so as not to unreasonably disrupt the ongoing business operations of EWCO.

            8.    BUYER'S COVENANTS.

                  A. INVESTIGATION. Any fact, information or documents disclosed in writing by Seller or otherwise discovered by the Buyer in the course of its investigation prior to or in connection with this Agreement of the Closing which contravenes or appears to contravene any representation or warranty made by the Seller in this Agreement shall immediately be brought to the attention of the Seller in written notice. The Buyer agrees to allow the Seller the opportunity to explain, amend its Schedules or take remedial action concerning such facts prior to the Closing Date and to resolve the apparent or actual contravention of such representation or warranty prior to the Closing Date.

                  B. CONFIDENTIALITY. Any information provided or obtained pursuant to this Agreement or otherwise from Seller or EWCO shall be received in confidence and Buyer will refrain from disclosing any portion of such information to any third person, except Buyer's legal, accounting and tax professionals, and to those persons that are anticipated by the terms of this Agreement, such as by way of example, those persons informed of the transaction through Buyer's capital raising efforts.

                  C. EMPLOYMENT SOLICITATION. In the event that the Agreement is terminated for any reason, neither Buyer, not its employees, officers, directors, shareholders or affiliates will, for a period of one year after the date of termination, employ or solicit or offer to employ any person who is or was an employee of EWCO at any time during the period between the date of this Agreement and the date the Agreement is terminated.

                  D. RECORDS. The Buyer agrees to preserve until at least the third anniversary of the Closing Date, or as otherwise required by law, all records in their possession relating to EWCO and its business. Buyer will direct employees of EWCO or its representatives, affiliates and successors to gather and prepare such information as Seller may reasonably request following the Closing Date without cost to the Seller (other than reimbursement of Buyer's or EWCO's out of pocket costs), including without limitation in connection with any legal proceedings and any filing of tax returns by the Seller after the Closing Date. Buyer will allow Seller and its representatives access to such records during regular business hours and EWCO's place of business and will permit Seller to make extracts or copies of such records as is necessary for Buyer.

            9. SELLER'S CONDITION PRECEDENT. All of the following shall be conditions precedent to Seller's obligation to consummate the transactions contemplated by this Agreement:

                  A. ACCURACY OF REPRESENTATIONS. The representations and warranties made by Buyer contained in this Agreement shall be accurate and correct in all material respects on and as of the date of Closing as if made on and as of that date. Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller dated the Closing Date and signed by Buyer certifying to the accuracy of Buyer's representations and warranties.

                  B. BUYER'S COMPLIANCE. Buyer shall have complied in all material respects with all of its obligations under this Agreement.

                  C. EMPLOYMENT AGREEMENT. Buyer shall have caused EWCO to execute the Employment Agreement referred to in Subparagraph 7K.

                  D. PAYMENT TO LOZNAKS. EWCO shall have agreed to make the payment in the amount of $144,000 to the applicable previous Loznak shareholders of EWCO pertaining to a certain arbitration award involving Seller and certain pending litigation involving Seller and EWCO, prior to such payment's due date.

                  E. RELEASE OF GUARANTY. Seller shall have received a complete, full and unconditional release of all personal guarantees of EWCO obligations, including without limitation, a certain personal guarantee provided to Comerica Bank, or Seller shall have received written assurances from Comerica Bank that the termination of his personal guarantee will be provided promptly following Closing.

                  F. LITIGATION. No suit, action or other proceeding shall be pending or threatened before any arbitration party, court or governmental agency seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated hereby.

            10. BUYER'S CONDITION PRECEDENT. All of the following shall be conditions precedent to Buyer's obligation to consummate the transactions contemplated by this Agreement:

                  A. ACCURACY OF REPRESENTATIONS. The representations and warranties made by Seller contained in this Agreement or in any written document (including the Schedules referred to herein) delivered to Buyer pursuant thereto shall be accurate and correct in all material respects on and as of the date of Closing as if made on and as of that date. Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated the Closing Date and signed by Seller certifying to the accuracy of Seller's representations and warranties.

                  B. SELLER'S COMPLIANCE. Seller shall have complied in all material respects with all of Seller's obligations under this Agreement and all of the covenants contained in Paragraph 7 shall have been performed and taken place.

                  D. LITIGATION. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated hereby.

                  E. MATERIAL ERROR. There shall not have been any material error, misstatement or omission in any Schedule or other document delivered in connection herewith.

                  F. MATERIAL ADVERSE EFFECTS. During the period from the date hereof to the Closing there shall not have been any material adverse effect, either individually or in the aggregate, on the general affairs, business, prospects, properties, financial position, results of operations or net worth of EWCO as a result of any casualty or disaster, accident, labor dispute, exercise of the power of eminent domain or other governmental act, or any other event or circumstance; EWCO shall not have sustained any material loss or damage to its properties, whether or not insured, which affects its ability to conduct its business; and Buyer shall have received a certificate dated the date of Closing signed by Seller to the foregoing effect and representing to the further effect that (i) all liabilities of EWCO at the Closing which are not reflected in the Financial Statements are only liabilities incurred since the date of the most recent Financial Statements in the ordinary and usual course of business, none of which were incurred in violation or contravention of any provision of this Agreement, and
                        (ii) the conditions precedent provided in Subparagraphs A, C, D and E have been satisfied. The delivery of such certificate shall in no way diminish or supersede the warranties and representations of Seller made in this Agreement.

                  G. ACCURACY OF FINANCIALS. Buyer shall have been furnished with a letter from the independent certified public accountants of EWCO, dated the date of Closing and in form and substance reasonably satisfactory to Buyer, to the effect that a reading of the Financial Statements did not cause them to believe that (i) the Financial Statements are not stated on a basis consistent with generally accepted accounting principles, applied on a consistent basis, (ii) there was any change in the Shares or EWCO's capital stock or long-term debt or any decrease in the net assets of EWCO as compared with the amounts shown in the most recent Financial Statements, or (iii) there was a decrease, as compared with amounts in the corresponding period in the preceding fiscal year, in EWCO's net sales, operating earnings or pre-tax income.

                  H. FINANCING. Buyer shall have entered into a satisfactory arrangement with Comerica Bank in connection with assuming EWCO's obligations to Comerica Bank and shall have secured such acquisition and working capital financing which in Buyer's sole and absolute discretion is sufficient to consummate the transactions contemplated by this Agreement, including the successful completion of the private placement by Buyer.

            11. ADJUSTMENTS AND PRORATIONS. There shall be no adjustments or prorations made in connection with this transaction.

            12. DUE DILIGENCE. At the date hereof, Buyer has not yet had an opportunity to complete its investigation or analysis of the business, assets, liabilities, properties and affairs of EWCO and certain of the Schedules, information and other documents to be delivered hereafter pursuant to this Agreement and relating to EWCO's assets, liabilities, commitments, properties and business. As of the execution of this Agreement Seller's Schedules will not be complete, and Seller shall complete the preparation of all such Schedules, information and documents and use his best efforts to deliver them to Buyer as soon as possible after the date hereof (and as and when available) but the last of which shall be delivered not later than December 1, 2003. Buyer shall have all of the period to the date which is ten (10) business days after the date of receipt by it of the last of such Schedules in which to investigate, ascertain and verify all of the facts, information and other matters contained in or referenced therein, and otherwise to investigate, in any manner which it may choose, the business and affairs of EWCO. If in Buyer's good faith judgment there is any inaccuracy in any representation or breach of any warranty contained herein, or any failure of EWCO or Seller to perform any of the commitments, covenants or conditions contained in this Agreement, or if there exists any error, misstatement or omission with regard to any of the Schedules, information or other documents referred to herein or if Buyer in its sole judgment is not satisfied with the results of its investigation or the contents of any of the Schedules, information or other documents, or with the results of its examination of the business and condition (financial or otherwise) of EWCO, Buyer may, after complying with the requirements of Subparagraph 8A, terminate this Agreement at any time prior to the end of such period by written notice to Seller.

            13.   TERMINATION.

                  A. MUTUAL AGREEMENT. This Agreement may be abandoned or terminated on or before the Closing by mutual agreement of Buyer and Seller. If the Closing hereinafter referred to shall not have taken place on or prior to January 31, 2004, other than as a result of a breach by either party hereto, this Agreement shall automatically terminate.

                  B. BREACH OF WARRANTY. In addition to Buyer's rights provided in Paragraph 13 of this Agreement, Buyer or Seller may terminate this Agreement at any time prior to the Closing by giving the other party written notice thereof, if and only if:

                        (i) there is any breach of or failure by the party not terminating to perform any commitment or covenant under this Agreement;

                        (ii) any warranty or representation made by the party not terminating this Agreement shall be or become materially untrue or any condition precedent to Closing shall not have been fulfilled, provided that the Buyer shall have complied with Subparagraph 8A before exercising this right of termination; or

                        (iii) there shall exist any material error, misstatement
                              or omission on the part of the party or parties not terminating which renders a Schedule, representation, document or Information delivered in connection herewith materially inaccurate or misleading to the party terminating this Agreement, provided that the Buyer shall have complied with Subparagraph 8A before exercising this right of termination.

                        Such notice shall clearly specify the cause for termination.

                  C. WAIVER OF CONDITION PRECEDENT. By instrument in writing delivered to the other, either Buyer or Seller may waive any condition precedent, covenant or condition contained herein for the benefit of the party delivering such waiver, and upon the exercise of such right or waiver, the transactions shall be closed in accordance with the terms contained in this Agreement as modified.

                  D. IN THE EVENT OF TERMINATION. In the event this Agreement is abandoned or terminated as provided in Paragraph 12 or Subparagraphs 13A or 13B, this Agreement shall forthwith become wholly void and of no effect, without liability of any party to the other for such termination, but such termination shall not effect a party's claim for breach of any representation or warranty occurring prior to termination.

            14. DESTRUCTION OR DAMAGE. Unless waived by Buyer, if any material portion of the assets of EWCO is destroyed or damaged by fire or other casualty and that damage is not repaired or restored by Seller or EWCO prior to Closing, then at Buyer's option (which shall be exercised within ten (10) days of notice of the destruction or damage) (i) this Agreement shall terminate and no party shall thereafter have any liability to the other, or (ii) Buyer may proceed to Closing and Seller shall cause EWCO to pay over and/or assign to Buyer all insurance proceeds and/or claims accruing to EWCO's benefit with respect to that casualty.

            15.   INDEMNIFICATION AND LIMITATION OF LIABILITY OF SELLER.

                  A. BUYER'S INDEMNITY. Without limiting any other rights or remedies available to Buyer, Seller shall indemnify, defend and hold harmless EWCO, Buyer, Buyer's shareholders, officers directors and successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner incident, relating or attributable to, net of any applicable EWCO or Buyer insurance proceeds and without giving effect to any tax benefit to the indemnified party, (i) any material inaccuracy in any representation or breach of warranty of Seller contained in this Agreement or in any Schedule, certificate, instrument of transfer or other document or agreement executed by Seller in connection with this Agreement or otherwise made or given in connection with this Agreement, (ii) any failure by Seller to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by him under this Agreement or under any certificates or other documents or agreements executed by Seller in connection with this Agreement, (iii) the enforcement of Buyer's rights to purchase the Shares under this Agreement, and (iv) any agreements, contracts, negotiations or other dealings by EWCO or Seller with any person concerning the sale of the Shares. However, Seller's obligations, if any, to indemnify Buyer hereunder shall be limited to the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars or the then current value of the Share Consideration as it may increase or decrease in value; unless the claim for indemnity is based on the intentional misrepresentation or fraud of Seller, in which case there shall be no such limitation on Buyer's right to indemnify.

                  B. SELLER'S INDEMNITY. Without limiting any other rights or remedies available to Seller, Buyer shall indemnify, defend and hold harmless Seller from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner, incident, relating or attributable to and without giving effect to any tax benefit to the indemnified party (i)any material inaccuracy in any representation or breach of warranty of Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in connection with this Agreement, and (ii) any failure by Buyer to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by Buyer in connection with this Agreement. However, Buyer's obligations, if any, to indemnify Seller hereunder shall not exceed the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars, unless the claim for indemnity is based on the intentional misrepresentation or fraud of Buyer, in which case there shall be no such limitation on Seller's right to indemnification.

                  C. LIMITATION OF LIABILITY AND REMEDIES. The parties agree that based upon a number of factors, including without limitation, the expedited time schedule for the transaction, the Seller's liability to Buyer or EWCO for any and all matters arising out of this Agreement, or the transactions contemplated herein, including without limitation, any breach of the Seller's representations, warranties, covenants, obligations or conditions, shall be limited to the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars or the then current value of the Share Consideration as it may increase or decrease in value; unless the claim for indemnity is based on the intentional misrepresentation or fraud of Seller, in which case there shall be no such limitation on Buyer's right to indemnify. Furthermore, any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of Buyer, its successors, assigns or affiliates of any kind or character arising out of or in any manner, incident, relating or attributable to this Agreement, or the transaction described herein, including without limitation those arising from Seller's failure to indemnify Buyer, Buyer's successor and assigns, or Seller's breach of any representation, warranty, covenant or obligation of this Agreement, may be satisfied only out of the proceeds of sale received upon execution of any judgment for such amounts upon the Share Consideration and out of any dividend from the Share Consideration payable to Seller, or loans secured (or which can be secured) by Seller based on and secured by the Share Consideration, and the Buyer waives and the Seller shall not be liable for any deficiency. The proceeds of any portion of the Share Consideration liquidated to satisfy any such claim, liability, obligation, loss, damage, assessment, judgment, cost and expense shall be net of the tax cost to the Seller to liquidate such Share Consideration. The Buyer acknowledges and agrees that the Seller may not be permitted by applicable laws to sell, transfer or assign the Share Consideration for some period of time after the Closing, and in such event, and in the event Seller is otherwise unable to liquidate the Share Consideration (or any portion thereof) or to borrow funds against those shares, the Buyer agrees to withhold from the exercise of such execution remedy until such applicable restrictive periods have lapsed. The Buyer hereby acknowledges and agrees that from and after Closing, its sole remedy with respect to the claims arising hereunder, shall be pursuant to the indemnification provsions contained herein.

            16. PAYMENT OF EXPENSES. Regardless of whether the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay all of the expenses incurred by such party in connection herewith (including, in the case of Seller, expenses related to the services of Seller's counsel and accountants with respect hereto). Seller shall pay the fees and costs of Seller's professional advisors, and Buyer shall pay the fees and costs of Buyer's professional advisors.

            17. BROKERAGE. Seller represents and warrants to Buyer that the services of a broker or finder have not been used by Seller in connection with any of the matters pertaining to this transaction and that no broker's or finder's fee shall become payable by Buyer by reason of the execution of this Agreement or the consummation of the transactions contemplated herein or arising out of the acts or omissions of Seller or EWCO. Seller shall hold harmless and indemnify Buyer and Buyer's officers, directors, and shareholders from and against any claim for broker's, finder's or financial advisor's fees, including any cost or expense incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of Seller or EWCO. Buyer represents and warrants to Seller that the services of a broker or finder have not been used by Buyer in connection with any of the matters pertaining to this transaction and that no broker's or finder's fee shall become payable by Seller by reason of the execution of this Agreement or the consummation of the transactions contemplated herein or arising out of the acts or omissions of Buyer. Buyer shall hold harmless, and indemnify Seller from and against, any claim for broker's, finder's or financial advisor's fees, including any cost or expense incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by Seller by reason of the acts or omissions of Buyer.

            18. COOPERATION AFTER CLOSING. After Closing, Seller and Buyer shall cooperate with each other in connection with the interchange of information which shall be necessary in order for each of them to discharge their respective obligations in connection with the defense of litigation or governmental proceedings to which they are a party, the enforcement of their rights against third parties arising out of their respective business operations, the collection and presentation of information for their respective accountants in connection with the preparation of interim and annual financial reports required of them and the preparation of tax returns. Buyer shall be responsible, with the Seller's input and involvement, for the preparation, filing and payment of all taxes (excluding those based on the "S" Corporation earnings of, or distributions made by, EWCO for the period prior to Closing) and tax returns of EWCO after the Closing. As a condition of this cooperation, each party shall be entitled to reimbursement for the actual direct costs of its provisions of documents and the services of persons whose attendance or time is required by the other, and requests shall be scheduled and/or their satisfaction performed in such a manner as not to unreasonably disrupt the business operations of the party of which that cooperation has been required.

            19. EMPLOYEES. Seller shall use its reasonable efforts to persuade all of EWCO's employees and agents as are currently employed or retained by EWCO to remain employees or agents of EWCO.

            20. ACCOUNTING RECORDS. Buyer and Seller each agree with the other that the original sales and accounting records of EWCO shall be retained by Buyer within the United States for a period of five (5) years after the date hereof and that Buyer shall afford to Seller reasonable access thereto as may be necessary for purposes of preparing tax returns, financial statements or for such other purposes as Seller may reasonably request.

            21. APPROVAL OF COUNSEL. All instruments or documents to delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document.

            22. PUBLIC ANNOUNCEMENT. No public announcement of the details of this transaction shall be made, nor shall an announcement be made to the employees of EWCO unless that announcement and the form thereof has the prior written approval of Buyer and Seller.

            23. SCHEDULES. Each Schedule shall be identified by a cover page and initialed on each page by Seller or counsel for Seller. Buyer or Buyer's authorized representative (for purposes of identification and to acknowledge receipt only) shall likewise initial each page thereof. Each Schedule shall be deemed an integral part of this Agreement.

            24. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid or shipped and receipted by express courier service, charges prepaid by shipper addressed as follows (or to such other address as may be designated by notice given pursuant hereto):

            IF TO BUYER:      Wall St. Acquisitions, Inc.
                              P.O. Box 36940
                              Grosse Pointe, Michigan 48236
                              Attention: Gary D. Lewis

            WITH A COPY TO:   James E. Romzek, Esq.
                              Howard & Howard Attorneys, P.C.
                              39400 Woodward Avenue, Suite 101
                              Bloomfield Hills, Michigan 48304-5151

            IF TO SELLER:     Charles Vanella
                              c/o Eugene Welding Company
                              2420 Wills Street
                              Marysville, Michigan 48040

            WITH A COPY TO:   William H. Heritage III, Esq.
                              Cox, Hodgman & Giarmarco, P.C.
                              101 West Big Beaver Road
                              Tenth Floor Columbia Center
                              Troy, Michigan 48084

            25    ADDITIONAL UNDERTAKINGS. Seller and Buyer shall each take
those actions and execute and deliver those documents and instruments as shall be reasonably necessary in order to fulfill the intent and purpose of this Agreement both prior and subsequent to Closing, and shall cooperate in any filing, registration, investigation or other activity that shall be required or shall occur subsequent to Closing as a result of or in connection with this transaction.

            26. GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan.

            27. BINDING EFFECT. All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by any party, other than by Buyer to a wholly-owned subsidiary or affiliate or a successor to its business. Except as expressly provided herein, nothing herein is intended to confer upon any person, other than the parties and their successors, any rights or remedies under or by reason of this Agreement.

            28. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            29. NO RELIANCE. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The parties assume no liability to any third party because of any reliance on the representations, warranties and agreements contained in this Agreement.

            30. CAPTIONS. Captions to paragraphs and subparagraphs of this Agreement have been included solely for the sake of convenient reference and are entirely without substantive effect.

            31. ENTIRE AGREEMENT. Except for the agreement referred to in Subparagraph 7K, this Agreement (including the Schedules referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation a certain letter of intent between the parties executed November 10, 2003, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of any inaccuracy in any representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

THIS AGREEMENT has been entered into as of the date first set forth above.

                                          WALL ST. ACQUISITIONS, INC.

                                          By: /s/ Gary D. Lewis
                                             -----------------------------------

                                          Its: CHAIRMAN/CEO

                                                         "Buyer"

                                          /s/ Charles Vanella
                                          --------------------------------------
                                          CHARLES VANELLA

                                                         "Seller"

                      SCHEDULES TO STOCK PURCHASE AGREEMENT

Schedule 4H      EWCO's Financial Statements
Schedule 4J      Material Adverse Changes
Schedule 4L      Contracts Amended or Compromised
Schedule 4N      EWCO Tax Returns
Schedule 4P      Liens on Personalty
Schedule 4Q      Condition of Assets
Schedule 4R      Real Property Owned or Leased
Schedule 4S      Environmental Issues
Schedule 4T-1    10 Largest Customers
Schedule 4T-2    10 Largest Suppliers
Schedule 4T-3    Contracts and Commitments
Schedule 4W      Related Loans
Schedule 4X      Compliance Matters
Schedule 4Y      Labor Matters
Schedule 4Z      Condition of Inventory
Schedule 4AA     Receivables
Schedule 4BB-1   Personal Property Owned
Schedule 4BB-2   Personal Property Leased or Consigned
Schedule 4CC     Intellectual Property
Schedule 4DD-1   Employees of EWCO
Schedule 4DD-2   Terminated Employees of EWCO
Schedule 4EE     Insurance policies
Schedule 4FF     Litigation

Exhibit 7K       Employment Agreement
Exhibit 9B       Opinion of counsel

                               FIRST AMENDMENT TO
                            SHARE PURCHASE AGREEMENT

            AMENDMENT made this 1st day of February, 2004 by and among, WALL ST. ACQUISITIONS, INC. ("Purchaser"), and CHARLES VANELLA, individually, and as trustee of the CHARLES VANELLA REVOCABLE LIVING TRUST ("Trust") ("Seller"). .

                                R E C I T A L S:

            A. Purchaser and Seller are parties to a Share Purchase Agreement dated November 23, 2003 (the "Agreement").

            B. Purchaser and Seller desire to amend the Agreement as set forth herein.

            C. Capitalized terms not otherwise defined herein shall have the meaning given such term in the Agreement.

            NOW, THEREFORE, it is agreed as follows:

                  1. Section 3 of the Agreement is amended by changing the reference to the date of December 31, 2003 therein, to February 20, 2004 and the reference to the date of January 31, 2004 therein, to March 1, 2004.

                  2. Sections 3(A)(v) and 3(B)(iii) of the Agreement are deleted in their entirety and replaced with the following::

            "An Employment Agreement between Seller and EWCO, inform mutually agreed upon between the parties and as referred to in Subparagraph 7K of this Agreement"

                  3. Section 4(N) of the Agreement is deleted in its entirety and replaced with the following:

            "Schedule 4N shall contain copies of all federal and Michigan income or SBT tax returns, including any amendments thereto, filed on behalf of EWCO since January 1, 2001. To Seller's Knowledge, EWCO has, and on the Closing Date shall have, properly, timely and accurately filed any and all tax returns and governmental reports which are required to be filed in all required jurisdictions; has properly paid, and shall have properly paid on the Closing Date, all amounts which have become or shall become a liability or lien (except liens for taxes not yet due), including but not limited to, all amounts as shown on said returns and/or reports and also on all assessments and all notices of deficiency or assessment; and has not, and prior to the Closing Date shall not have, without the written consent of Purchaser, executed or agreed to any waivers of rights or statutes of limitations on any claims against it or on the right of any taxing or governmental authority to assess additional taxes or claims or to contest the income or loss reported with respect to any tax period."

            4. Section 4(Q) of the Agreement is deleted in its entirety and replaced with the following:

            "To Seller's Knowledge, except as listed on Schedule 4Q all buildings and improvements and all of the machinery and equipment owned or used by EWCO are in good repair and reasonable operating condition (given their age and normal wear and tear) and are adequate to carry on EWCO's business as presently conducted. Except as provided herein, the Seller does not represent or warrant the condition of the EWCO assets and facilities, and all assets and facilities (including without limitation, the buildings, improvements, machinery and equipment) will be in their "AS IS" condition."

                  5. Section 4(R) of the Agreement is deleted in its entirety and replaced with the following:

            "EWCO owns no real property. Schedule 4R contains a copy of the applicable leases of real property leased by EWCO ("Leases"). To the Seller's Knowledge, the Leases are valid and enforceable and neither EWCO nor the landlord is in default of the Leases. To Seller's Knowledge, the properties, the use of such properties and the conduct therein of the business of EWCO do not violate any law, rule or regulation of any governmental authority, including but not limited to environmental laws, zoning ordinances and building codes. The properties are served by utilities, including but not limited to water, sewage, gas, waste disposal, electricity and telephone, and Seller is not aware of any inadequacies with respect to such utilities. To Seller's Knowledge, no governmental authority having jurisdiction over the properties has given any notice of a possible future imposition of special assessments affecting such properties or the exercise of the power of eminent domain."

            6. Section 4(U) of the Agreement is deleted in its entirety and replaced with the following:

            "To Seller's Knowledge, except as otherwise indicated on such Schedule, all of the agreements, contracts and commitments listed in
            Schedule 4T-3 and all of the agreements, contracts and commitments not required to be listed by reason of clauses (i) or (ii) of Subparagraph 4T are valid and binding obligations of the parties thereto in accordance with their respective terms and there has occurred no event which would constitute any material breach of or default in any provision of any such agreement, contract or commitment or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of EWCO or which would give rise to any such liabilities upon the giving of notice or lapse of time. No information has been brought to the attention of Seller which might reasonably lead Seller to believe that any such customer or supplier intends to alter in any material respect the amount of such customer's or supplier's dealings with EWCO, or would alter in any material respect those dealings in the event of the consummation of the transactions contemplated hereby."

            7. Section 4(X) of the Agreement is deleted in its entirety and replaced with the following:

            "To Seller's Knowledge and except as described in Subparagraph 4M, in Schedule 4X or in any other Schedule, EWCO, with regard to its business, assets, business practices and products, has complied with all applicable laws, regulations, orders and other requirements of governmental authorities, except where such noncompliance does not have a material adverse effect; is not subject to any judicial governmental or administrative order, judgment or decree; and no investigation, governmental or administrative proceeding or other litigation of any kind or nature to which it may be a party is now pending or threatened. To Seller's Knowledge EWCO has obtained all governmental licenses, permits, approvals, authorizations, exemptions, classifications and certificates material to the conduct of EWCO's business or to the ownership of its properties (collectively referred to herein as "Licenses"). Schedule 4X shall list and include copies of all Licenses. To Seller's Knowledge, except for normal returns (consistent with past experiences of EWCO), there is no material liability of EWCO on account of product warranties or arising out of working conditions in the manufacture or sale of products or with respect to the manufacture or sale by Seller of defective products or with respect to services performed which are not insured against, in whole, pursuant to applicable EWCO insurances"

            8. Section 4(Y) of the Agreement is deleted in its entirety and replaced with the following:

            "Except as described in Schedule 4Y, no employees of EWCO are represented by a union or other labor organization; to Seller's Knowledge, EWCO has complied with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice, except where such noncompliance does not have a material adverse effect; neither Seller nor EWCO has received notice of any charge or complaint alleging unfair labor practices against EWCO filed with the National Labor Relations Board; since January 1, 2001 there has been no labor strike, slowdown or stoppage and neither EWCO nor Seller has received notice that any such action is pending or threatened against or affecting EWCO; to Seller's Knowledge, no representation question exists respecting the employees of EWCO; neither Seller nor EWCO has received notice of any charge or grievance or arbitration proceeding against EWCO arising out of or under a collective bargaining agreement and to Seller's Knowledge, no basis therefor exists; except under the collective bargaining agreement disclosed in Schedule 4Y and as may be required by law, no agreement which is binding on EWCO, other than its real property lease, restricts it from relocating or closing any of its operations; and EWCO has not experienced any work stoppage since January 1, 2001. There are no employee benefit plans currently maintained by EWCO which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than those which shall be listed and included as part of Schedule 4T-3. To Seller's Knowledge, each of such plans complies in all respects with the Internal Revenue Code of 1986, as amended, and ERISA and the regulations thereunder. Except as disclosed in Schedule 4Y, the value of all accrued benefits are fully funded by the assets of such plans. Except as disclosed in Schedule 4Y, no "employee welfare benefit plans" and "employee pension benefit plans" (within the meaning of Section 3[1] and 3[2], respectively, of ERISA) of EWCO have been terminated since January 1, 2001. Schedule 4Y shall include, to the extent required to be prepared and furnished to participants, copies of all Internal Revenue Service "determination letters" received by EWCO for each plan"

            8. Section 4(CC) of the Agreement is deleted in its entirety and replaced with the following:

            "Except as set forth on Schedule 4CC, EWCO owns no copyrights, patents, invention disclosures, trademarks, service marks, whether registered or at common law, applications therefor that are pending or in the process of preparation. Except as set forth on Schedule 4CC, to Seller's Knowledge, EWCO has not received notice that it has or is now conducting its business in a manner which is in violation of the intellectual property rights of another. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how" and other like data of EWCO are presently, and shall remain, at EWCO's premises."

            9. Section 4(DD) of the Agreement is deleted in its entirety and replaced with the following:

            "Schedule 4DD-1 shall set forth the names, positions and annual salaries of all officers and other non-hourly rated employees of EWCO receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of Thirty Thousand and 00/100 ($30,000.00) Dollars, together with the amount of bonuses and description of agreements or arrangements, both oral and written, formal or informal, for commissions and other compensation or benefits of any nature to be paid or provided to any such persons pursuant to agreement or custom or present understanding. Except for the life insurance policies described on Schedule 4DD-1, there are no insurance policies on the lives of any of such officers or such other persons, other than under EWCO's group policies, the premiums of which have been paid or contributed by EWCO. Schedule 4DD-1 shall also include copies of the written employment agreements for the employees identified. Schedule 4DD-2 shall list any officer or other key employee of EWCO who terminated employment with EWCO since January 1, 2001. Seller has no Knowledge that any key employee (including Seller) is considering the termination of employment. To Seller's Knowledge, except as specifically identified on Schedule 4DD-1, all of EWCO's non-union employees are employed on an "at-will" basis."

            10. The "Seller's Knowledge" definition in the Agreement is deleted in its entirety and replaced with the following:

            "The phrase "Seller's Knowledge" (or any similar variation) shall mean (i) that information actually known to Seller, and (ii) that information which a reasonable and prudent, informed chief executive officer would, under the circumstances, be aware of and shall not include the knowledge of any other person, including, without limitation, (a) employees of EWCO; (b) accounting and tax representatives of EWCO and/or Seller; and (c) legal representatives of EWCO and/or Seller."

            11. Section 6 of the Agreement is amended by changing the reference to twelve (12) months therein, to nine (9) months and the reference to eighteen (18) months therein to twelve (12) months.

            12. Section 7(K) of the Agreement is deleted in its entirety and replaced with the following:

            "EMPLOYMENT AGREEMENT. At the Closing, Seller shall execute an Employment Agreement in a form to be mutually agreed upon by Purchaser and Seller. Purchaser shall cause EWCO to execute that agreement at Closing"

            13. Section 9(C) is deleted in its entirety and replaced with the following:

            "EMPLOYMENT AGREEMENT. Purchaser and Seller shall have mutually agreed to a form of Employment Agreement as referred to in Subparagraph 7K, and Purchaser shall have caused EWCO to execute the Employment Agreement."

            14. Section 12 of the Agreement is deleted in its entirety and replaced with the following:

            "DUE DILIGENCE. As of the date hereof, Purchaser has completed its investigation or analysis of the business, assets, liabilities, properties and affairs of EWCO and certain of the Schedules, information and other documents to be delivered by Seller and EWCO. No further due diligence is required by Purchaser nor permitted pursuant to this Agreement. Such completion of the due diligence investigation does not in any way affect or diminish the representations and warranties made by Seller herein"

            15. Section 13(A) of the Agreement is amended by changing the reference to the date of January 31, 2004 therein, to March 1, 2004.

            16. Section 13(D) of the Agreement is amended by deleting the word "abandoned".

            17. As amended herein, the Agreement remains in full force and effect and is hereby ratified and affirmed.

THIS AMENDMENT TO THE AGREEMENT has been entered into as of the date first set forth above.

                                          WALL ST. ACQUISITIONS, INC.

                                          By: /s/ Gary D. Lewis
                                              ----------------------------------

                                          Its: CHAIRMAN/CEO

                                                       "Purchaser"

                                          /s/ Charles Vanella
                                          --------------------------------------
                                          CHARLES VANELLA, individually and as
                                          Trustee of the Charles Vanella
                                          Revocable Living Trust

                                                         "Seller"

                               SECOND AMENDMENT TO
                            SHARE PURCHASE AGREEMENT

            AMENDMENT made this 18th day of February, 2004 by and among, WALL ST. ACQUISITIONS, INC. ("Purchaser"), and CHARLES VANELLA, individually, and as trustee of the CHARLES VANELLA REVOCABLE LIVING TRUST ("Trust") ("Seller"). .

                                R E C I T A L S:

            A. Purchaser and Seller are parties to a Share Purchase Agreement dated November 23, 2003 (the "Agreement").

            B.    Purchaser and Seller amended the Agreement on February 1,
2004.

            B. Purchaser and Seller desire to amend the Agreement as set forth herein.

            C. Capitalized terms not otherwise defined herein shall have the meaning given such term in the Agreement.

            NOW, THEREFORE, it is agreed as follows:

                  1. Section 3 of the Agreement is amended by changing the reference to the date of February 20, 2004 therein, to March 18, 2004 and the reference to the date of March 1, 2004 therein, to April 1, 2004.

                  2. Section 2(A)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "The balance of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars in the form of 70,000 common shares, based on an anticipated value of Five and 00/100 [$5.00] Dollars per share price at closing, of stock of Buyer (the "Share Consideration"). The 70,000 shares issued to Seller (or such greater or lesser number of shares is required based on the circumstances and any adjustment as described below) will represent 5.109% of Buyer before conversion of any bridge notes, incentive stock options, bridge "warrants, underwriters' warrants or additional common shares or warrants issued pursuant to other acquisitions or transactions. If the price per share of Buyer at its Initial Public Offering ("IPO") is greater than or less than $5.00, then the number of shares issued to Seller will be adjusted, upwards or downwards, accordingly to equate with the $350,000 value."

                  3. Section 2(B) of the Agreement is hereby deleted in its entirety and replaced with the following:

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

                        "SHARE CONSIDERATION. Seller understands and
                  acknowledges that Buyer is planning to undertake an IPO of its shares following Closing. Upon such IPO, Seller shall receive the same treatment as all other similarly situated stockholders of Buyer, including that shares held by Seller will be subject to Rule 144 of the Securities Act and the restrictions on transfer as set forth therein."

                  4. Section 13(A) of the Agreement is amended by changing the reference to the date of March 1, 2004 therein, to April 1, 2004.

                  5. As amended herein, the Agreement remains in full force and effect and is hereby ratified and affirmed.

THIS AMENDMENT TO THE AGREEMENT has been entered into as of the date first set forth above.

                                          WALL ST. ACQUISITIONS, INC.

                                          By: /s/ Gary D. Lewis
                                              ----------------------------------

                                          Its: CHAIRMAN, CEO

                                                       "Purchaser"

                                          /s/ Charles Vanella
                                          --------------------------------------
                                          CHARLES VANELLA, individually and as
                                          Trustee of the Charles Vanella
                                          Revocable Living Trust

                                                         "Seller"

                               THIRD AMENDMENT TO
                            SHARE PURCHASE AGREEMENT

            AMENDMENT made 23 day of March, 2004 by and among WALL ST. ACQUISITIONS, INC. ("Buyer"), and CHARLES VANELLA, individually, and as trustee of the CHARLES VANELLA REVOCABLE LIVING TRUST ("Seller").

                                R E C I T A L S:

            A. Buyer and Seller are parties to a Share Purchase Agreement dated November 23, 2003, as amended by a First Amendment to Share Purchase Agreement dated February 1, 2004 and a Second Amendment to Share Purchase Agreement dated February 17, 2004 (together, the "Agreement").

            B. Buyer and Seller desire to further amend the Agreement as set forth herein.

            C. Capitalized terms not otherwise defined herein shall have the meaning given such term in the Agreement.

            NOW, THEREFORE, it is agreed as follows:

            1. Paragraph 1 of the of the Agreement is amended to read as follows: "Seller shall sell and convey to Buyer, and Buyer shall buy from Seller, ten (10%) percent of the Shares (constituting four [4] shares and hereinafter referred to as the "Purchased Shares"), subject to the terms and conditions of this Agreement."

            2. Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following: "Buyer shall pay Four Hundred Fifteen Thousand Four Hundred Fifty and 00/100 ($415,450.00) Dollars (the "Purchase Price") for the Purchased Shares, which amount shall be paid in cash, by cashier's check, or wire transfer at Closing."

            3. Paragraph 3 of the Agreement is amended to change the date of March 17, 2004 therein to March 30, 2004.

            4. Subparagraph 3A(i) of the Agreement is amended to change the reference to "Shares" therein to "Purchased Shares."

            5. Subparagraph 3B(i) of the Agreement is amended to change the reference to "Subparagraph 2A" therein to "Paragraph 2."

            6.    Subparagraph 3B(ii) is deleted in its entirety.

            7. Paragraph 4 of the Agreement is amended by changing the reference to "Shares" to "Purchased Shares" in Subparagraphs 4F and 4G. In addition, Subparagraph 4F is further amended by changing the word "all" in the second sentence thereof to "ten (10%) percent."

            8. Paragraph 10 of the Agreement is amended to add a new Subparagraph 101, titled "Redemption Agreement" and which shall read as follows:
"Seller and EWCO shall have entered into and closed on a Stock Redemption Agreement, in form satisfactory to Buyer, which closing shall occur immediately prior to closing on this Agreement and pursuant to which redemption all of the Shares (excluding the Purchased Shares) shall be redeemed by EWCO, resulting in the Purchased Shares representing all of the outstanding equity interest in EWCO."

            9. Subparagraph 15A of the Agreement is amended by deleting the last sentence thereof and replacing it with the following: "However, Seller's obligations, if any, to indemnify Buyer hereunder shall be limited to the amount of $350,000.00, in the aggregate, including any amounts which Seller may become obligated to EWCO by way of an indemnification obligation as specified in the Redemption Agreement; unless the claim for indemnity is based on the intentional misrepresentation or fraud of Seller, in which case there shall be no such limitation on Buyer's right of indemnification."

            10. Subparagraph 15C of the Agreement is amended to delete the phrase, "or the then current value of the Share Consideration as it may increase or decrease in value"; and the second, third, fourth, and fifth sentences contained in Subparagraph 15C are deleted in their entirety and replaced with the following: "Furthermore, any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of Buyer, its successors, assigns or affiliates of any kind or character arising out of or in any manner, incident, relating or attributable to this Agreement, or the transaction described herein, including without limitation those arising from Seller's failure to indemnify Buyer, Buyer's successors and assigns, or Seller's breach of any representation, warranty, covenant or obligation of this Agreement, may be satisfied only by way of set-off against the Promissory Note issued to Seller by EWCO in connection with the Redemption Agreement, capped, however, at the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars. At Closing, Buyer shall assign this right of indemnification to EWCO for purposes of enforcement of this provision. Buyer hereby acknowledges and agrees that from and after Closing, its sole remedy with respect to the claims arising hereunder, shall be pursuant to the indemnification provisions contained herein and the right of EWCO to enforce such claim."

            11. As amended herein, the Agreement remains in full force and effect and is hereby ratified and affirmed.

            THIS THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT has been entered into as of the date first set forth above.

WALL ST. ACQUISITIONS, INC.

By: /s/ Gary D. Lewis                     /s/ Charles Vanella
--------------------------------------    --------------------------------------
                                          CHARLES VANELLA, individually and
Its: CHAIRMAN, CEO                        as Trustee of the Charles Vanella
                                          Revocable Living Trust

               "Buyer"                                   "Seller"

                               FOURTH AMENDMENT TO
                            SHARE PURCHASE AGREEMENT

            AMENDMENT made 2nd day of April, 2004 by and among TARPON INDUSTRIES, INC. (f/k/a WALL ST. ACQUISITIONS, INC.) ("Buyer"), and CHARLES VANELLA, individually, and as trustee of the CHARLES VANELLA REVOCABLE LIVING TRUST ("Seller").

                                R E C I T A L S:

            A. Buyer and Seller are parties to a Share Purchase Agreement dated November 23, 2003, as amended by a First Amendment to Share Purchase Agreement dated February 1, 2004, a Second Amendment to Share Purchase Agreement dated February 17, 2004 and a Third Amendment to Share Purchase Agreement dated March 23, 2004 (together, the "Agreement").

            B. Buyer and Seller desire to further amend the Agreement as set forth herein.

            C. Capitalized terms not otherwise defined herein shall have the meaning given such term in the Agreement.

            NOW, THEREFORE, it is agreed as follows:

            1. Paragraph 3 of the Agreement is amended by changing the reference to the date of March 30, 2004 therein, to April 2, 2004 and the reference to the date of April 1, 2004 therein, to April 5, 2004.

            2. Paragraph 6 of the of the Agreement is deleted in its entirety and replaced with the following: "Except for claims for indemnity based on the intentional misrepresentation or fraud of a party and for the representations and warranties contained in Subparagraphs 4E and 4F which shall survive the Closing for the applicable statute of limitations, the representations, warranties, covenants and other agreements contained in this Agreement shall terminate as of the Closing and shall not survive the Closing. The Buyer agrees that to fullest extent permitted by law that any and all claims related to the Seller's breach of representations, warranties, covenants and other agreements contained in this Agreement, except for claims for indemnity based on the intentional misrepresentation or fraud of a party and for the representations and warranties contained in Subparagraphs 4E and 4F, shall be barred and are hereby waived effective as of the Closing."

            3. Paragraph 13A of the Agreement is amended by changing the reference to the date of April 1, 2004 therein, to April 5, 2004.

            4. Paragraph 15A of the Agreement is deleted in its entirety and replaced with the following: "Seller shall indemnify, defend and hold harmless Buyer, its shareholders, officers, directors, and its successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner incident, relating or attributable to, net of any applicable EWCO or Buyer insurance proceeds and without giving effect to any tax benefit to the indemnified party, (i) any material inaccuracy in the representations and warranties contained in Subparagraphs 4E and 4F, (ii) any failure by Seller to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by him under this Agreement up and to Closing, (iii) the enforcement of Buyer's rights to purchase the Purchased Shares under this Agreement, and (iv) any agreements, contracts, negotiations or other dealings by EWCO or Seller with any person concerning the sale of the Shares. However, Seller's obligations, if any, to indemnify Buyer hereunder shall be limited to the amount of $350,000.00, in the aggregate, including any amounts which Seller may become obligated to EWCO by way of an indemnification obligation as specified in the Redemption Agreement; unless the claim for indemnity is based on the intentional misrepresentation or fraud of Seller, in which case there shall be no such limitation on Buyer's right of indemnification."

            5. Subparagraph 15C of the Agreement is deleted in its entirety and replaced with the following: "The parties agree that based upon a number of factors, including without limitation, the expedited time schedule for the transaction, the Seller's liability to Buyer or EWCO for any and all matters arising out of this Agreement, or the transactions contemplated herein, including without limitation, any breach of those of Seller's representations, warranties, covenants, obligations or conditions which survive Closing, shall be limited to the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00)
Dollars: unless the claim for indemnity is based on the intentional misrepresentation or fraud of Seller, in which case there shall be no such limitation on Buyer's right to indemnity. Furthermore, any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of Buyer, its shareholders, officers, directors, and its successors and assigns of any kind or character arising out of or in any manner, incident, relating or attributable to this Agreement, or the transaction described herein, including without limitation those arising from Seller's failure to indemnify Buyer, Buyer's successors and assigns, or Seller's breach of any representation, warranty, covenant or obligation of this Agreement which survives Closing, shall be satisfied only by way of set-off against the Promissory Note issued to Seller by EWCO in connection with the Redemption Agreement, capped, however, at the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars. At Closing, Buyer shall assign this right of indemnification to EWCO for purposes of enforcement of this provision. Buyer hereby acknowledges and agrees that from and after Closing, its sole remedy with respect to the claims arising hereunder, shall be pursuant to the indemnification provisions contained herein and the right of EWCO to enforce such claim."

            6. Subparagraph 9D of the Agreement is deleted in its entirety and replaced with the following: "EWCO, or Buyer on EWCO's behalf, shall have made payment in the amount of $144,000 to the applicable previous Loznak shareholders of EWCO pertaining to a certain arbitration award involving Seller and certain pending litigation involving Seller and EWCO."

            7. Subparagraph 9E of the Agreement is deleted in its entirety and replaced with the following: "Seller shall have received a complete, full and unconditional release of all personal guarantees of EWCO obligations, including without limitation, a certain personal guarantee provided to Comerica Bank."

            8. As amended herein, the Agreement remains in full force and effect and is hereby ratified and affirmed.

            THIS FOURTH AMENDMENT TO SHARE PURCHASE AGREEMENT has been entered into as of the date first set forth above.

TARPON INDUSTRIES, INC.

By: /s/ Gary D. Lewis                     /s/ Charles Vanella
    ----------------------------------    --------------------------------------
Its: CHAIRMAN, CEO                        CHARLES VANELLA, individually and as
                                          Trustee of the Charles Vanella
                                          Revocable Living Trust

               "Buyer"                                   "Seller"

                                       -3-